FOR IMMEDIATE RELEASE

MEDIA:	ANALYSTS:
Jennifer Martinez, 312/822-5167	James Anderson, 312/822-7757
Sarah Pang, 312/822-6394	Derek Smith, 312/822-6612

CNA COMPLETES THE SALE OF CONTINENTAL ASSURANCE COMPANY
CHICAGO, August 1, 2014-CNA Financial Corporation (NYSE: CNA) announced today the successful completion of the sale of Continental Assurance Company (CAC) to a subsidiary of Wilton Re Holdings Limited (Wilton Re). Additionally, Wilton Re Bermuda Limited will reinsure all of the run-off structured settlement annuities reinsured by a Bermuda-based subsidiary of CNA.

"This sale marks another important milestone for CNA, as we continue to simplify our operations and create a more focused P&C business capable of delivering consistent performance,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA.

With the completion of the transaction, CNA has effectively disposed of Life & Group Non-Core gross GAAP insurance reserves of $3.5 billion, or 23%, representing the vast majority of its payout annuity business.

As a result of the funds withheld basis used in the reinsurance transaction involving CNA’s Bermuda-based structured settlement annuities, CNA will recognize an after-tax charge of approximately $35 million in the third quarter. This amount represents the difference in market value and book value of the funds withheld assets at the reinsurance contract’s inception. In future periods, CNA will recognize income to the extent the funds withheld assets are sold or the market value of those assets reduces to the maturity value of the securities.

Morgan Stanley & Co. LLC served as financial advisor and Hogan Lovells US LLP served as legal counsel for CNA in this transaction.

Serving businesses and professionals since 1897, CNA is the country’s eighth largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. "CNA" is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the "CNA" service mark in connection with insurance underwriting and claims activities.

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FORWARD-LOOKING STATEMENT
This press release may include statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com

Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

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